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                                  EXHIBIT 21.1


SUBSIDIARIES OF deCODE genetics, Inc.
     1. Islensk erfdagreining ehf., an Icelandic private limited company (English name: deCODE genetics ehf,)
     2. MediChem Life Sciences, Inc., a Delaware corporation

SUBSIDIARIES OF ISLENSK ERFDAGREINING EHF.
     1. Islenskar lyfjarannsoknir ehf., an Icelandic private limited company (English name: Encode ehf.)
     2. Islenskar krabbameinsrannsoknir ehf., an Icelandic private limited company (English name: deCODE Cancer ehf.)
     3. Vetrargardurinn ehf., an Icelandic private limited company (formerly known as Sturlugata 8 ehf.)

 SUBSIDIARIES OF MEDICHEM LIFE SCIENCES, INC.
     1. Emerald BioStructures, Inc., a Washington corporation
     2. ThermoGen, Inc., an Illinois corporation
     3. Advanced X-Ray Analytical Services, Inc., an Illinois corporation
     4. MediChem Research, Inc., an Illinois corporation